Exhibit 10.4

COMPROMISE AGREEMENT

among

(1)	PacifiCorp Holdings, Inc. (hereinafter referred to as the “Employer”) by and on behalf of itself and on behalf of the Group (defined below); and
(2)	PacifiCorp, solely for the purpose of express confirmation of its role as the entity that will pay amounts provided under this Agreement, subject to clause 5; and
(3)	Michael J. Pittman (hereinafter referred to as the “Employee”)

WHEREAS:

(i)

As a result of the Scottish Power’s decision to restructure a number of regulatory and management functions in the Group, the Employee’s role as Group Director of Human Resources, Scottish Power, and Senior Vice President, PacifiCorp will cease to exist;

(ii)	the Employee’s employment with PacifiCorp and all other Group Companies will terminate on the Termination Date; and
(iii)

the Employee and the Employer desire to settle fully and finally any and all differences between them with regard to the Employee’s termination of all relationships with the Employer and the Group and in particular termination of employment with PacifiCorp; and

(iv)

Employee and Employer desire the Employer provide for PacifiCorp to pay amounts specified in this Agreement and for Employer to pay or provide for other payment to the extent PacifiCorp is unable to pay because of legal restrictions.

NOW IT IS HEREBY AGREED between the Employer and the Employee as follows:

1. In this Agreement the following words and expressions shall have the following meanings:

“the Committee”	shall mean the Remuneration Committee of the board of directors of Scottish Power;
“Employment Agreement”	means the Employment Agreement, executed as of 9 December 2004, between the Employee and PacifiCorp (and affiliates including Scottish Power).
“Group”

means the Employer, Scottish Power, PacifiCorp, any holding company of any of them and any direct or indirect subsidiary of the Employer or of any such holding company (with subsidiary and holding company having the same meaning as in the Companies Act 1985 and “Group Company” shall mean any of them; or

“PacifiCorp”	means PacifiCorp, an Oregon corporation;
“Scottish Power”	means Scottish Power plc;
“Shares”	means ordinary shares in the capital of the Employer or American depository securities representing Shares;
“Termination Date”	means 15 September 2005;
“Termination Payment”	means $708,000 being the aggregate dollar amounts listed in Annex 1 and payable under clause 4.1.

2. Without prejudice to any entitlements the Employee has pursuant to this Agreement to receive payments and benefits after the Termination Date, the Employee has agreed to accept the Termination Payment and the terms set out in this Agreement as compensation for all and any claims (known or unknown) present, future or contingent competent to the Employee that the Employee has or may have against the Employer, Pacificorp or any other Group Company arising from the Employee’s contract or other terms of employment or the termination thereof and his directorship of any Group Company or his resignation therefrom, whether under English or Scottish statute or common law, under legislation of the European Union, or under statutes or common law of the United States or any state, including without limitation any claim relating to any entitlement to notice or under the Employee’s contract or other terms of employment or statute, outstanding salary, severance (whether by way of statutory redundancy, contractual entitlement or otherwise), pension loss, compensation for unfair dismissal, wrongful dismissal, breach of contract or under the Employment Rights Act 1996 and the Working Time Regulations 1998 (all as may be amended from time to time), or in respect of bonus, share options, share awards, deferred shares and any entitlement under the Scottish Power plc Long Term Incentive Plan, Scottish Power Executive Stock Option Plan, PacifiCorp Stock Incentive Plan, PacifiCorp Executive Severance Plan or any other share or compensation incentive scheme and any other claim which might be made by the Employee to a court, agency, arbitrator or tribunal. Except as expressly provided in this Agreement, this Agreement supersedes all prior Agreements between the parties (including all Group Companies, whether or not a Group Company executed this Agreement), including, without limitation, the Employment Agreement. Reference in this Agreement to a provision of another agreement or plan shall not be interpreted to incorporate the terms of the other agreement into this Agreement except to the extent expressly provided herein.

3. Except as provided in clauses 9.2 and 10, the Employee waives irrevocably and releases the Employer and each other Group Company (and all its or their current or former directors, officers, shareholders and employees) from all other claims (whether contractual, statutory or otherwise (known or unknown)) that the Employee has or may have arising out of or in connection with his contract or other terms of employment, arising out of the termination thereof or his directorships of any Group Company. As a further term of this Agreement, and to effectuate the parties’ intent to include in this waiver all claims that Employee may have under any laws of the United States, including any state or local laws, Employee agrees to execute simultaneous with this Agreement the Release of Claims Part I and Part II that are attached to his Employment Agreement as Attachment 2. Those releases are incorporated herein by reference. Employee further acknowledges and agrees that he has been provided with at least forty-five (45) days to consider those releases and this Agreement. Employee understands however, that he may, if he chooses, execute these documents before expiration of the forty-five day period if he so chooses. Employee also acknowledges that he has received the information set forth in Annex 8 regarding other employees to whom severance has been offered pursuant to the Older Workers Benefit Protection Act. Employee further covenants that he will not assert any legal claims against the Employer or any Group Company. This release shall not affect the Employee’s rights under any applicable directors and officers liability insurance under which the Employee has been or continues to be covered.

4. Post-Termination Payments

4.1 Subject to clauses 5, 6, 7 and 8 and to receipt by the Employer of this Agreement duly signed by the Employee, payment of the Termination Payment will be made by PacifiCorp:

(a)	as to 50% of the Termination Payment, (the “First Payment”), within 10 working days after the Termination Date;
(b)	as to 25% of the Termination Payment (the “Second Payment”), 6 months after the Termination Date (or, if this date is not a working day, the next working day thereafter); and
(c)	as to 25% of the Termination Payment (the “Third Payment”), 9 months after the Termination Date (or, if this is date if not a working day, the next working day).

4.2 Employee shall receive payment as an employee for services rendered after the Termination Date until 30 September, 2005. The amount shall be determined by Employer’s regular pay rate as in effect on the Termination Date. Payments shall be made in accordance with usual payroll practices, including applicable withholding and deductions. Any amount under this clause 4.2 shall be in addition to any amount otherwise specified in this Agreement.

5. PacifiCorp shall make all payments under this Agreement to the extent permitted by law. Except as provided in 10.2, the Employer shall pay, or cause to be paid, any amounts under this Agreement that PacifiCorp cannot pay because of legal restrictions. All payments under this Agreement shall be subject to deductions or withholding for taxes, national insurance or other amounts in accordance with applicable law.

6. If the Employee commences alternative employment within the first 6 months following the Termination Date, Employee’s Termination Payment shall not be reduced by the basic salary that the Employee receives from the alternate employment. If the Employee commences alternative employment prior to the date on which the Second Payment becomes payable, the Second Payment shall be reduced by the basic salary that the Employee will receive from the alternative employment in respect of the period starting 6 months after the Termination Date and ending 9 months after the Termination Date. If the Employee commences alternative employment prior to the date on which the Third Payment becomes payable, the Third Payment shall be reduced by the basic salary that the Employee will receive from the alternative employment in respect of the period starting 9 months after the Termination Date and ending 12 months after the Termination Date. The Employee agrees to provide PacifiCorp with such information as it may reasonably require to calculate the amount by which the Second and Third Payments should be reduced. Notwithstanding any provision in the Agreement to the contrary, Employee’s Termination Payment shall not be reduced or offset by any amount of salary or other pay Employee receives as a result of performing services for PPM Energy, Inc. regardless of when Employee performs the services.

7. If at any time, the Employee breaches the provisions of clauses 16, 17 or 18, Employer may, at its sole discretion, withhold or cause to be withheld any outstanding instalment(s) of the Termination Payment to the extent of any loss, damage or expense, including legal costs, suffered or incurred by the Employer or any member of the Group as a result of such breach or taking any proceedings to enforce such provisions. If, within 9 months after withholding begins, Employee commences a legal action or arbitration proceeding to contest the determination of breach of covenant, the withheld amounts shall be held in escrow and shall accrue interest at a rate of 5% per year. If a court of law or arbitrator determines, after all rights of review and appeal have been exhausted, that Employee did not commit a breach of the provisions of clauses 16, 17 or 18, PacifiCorp shall pay the withheld amounts, plus interest, to Employee within 10 days of such determination.

8. Change of Control

8.1 If, at any time within the period of 9 months following the Termination Date:

(a)	lump sum severance payments are made on account of termination of employment of any of David Nish, Charles Berry or Dominic Fry; or
(b)	following a change of control of Scottish Power, lump sum severance is paid to any member (at the time of change of control) of the Scottish Power executive team in lieu of instalment payments,

PacifiCorp shall pay to the Employee in a lump sum any of the Second Payment and/or the Third Payment which remain or remains to be paid to the Employee under clause 4(b) and/or (c) at that time within 10 working days of the payment of any of the lump sum severance amounts described above.

8.2 For the avoidance of doubt this Clause 8.1 is without prejudice to the operation of clause 6 and shall not affect any reduction of the Termination Payment which has been required to be made under clause 6 to reflect any basic salary which the Employee has received from any alternative employment.

9. Salary and Continuation of Health Benefits

9.1 Any accrued but unpaid salary due to the Employee up to the Termination Date will be paid in the normal way through PacifiCorp’s payroll.

9.2 Employee may elect to continue coverage at Employee’s sole expense under the group health plans maintained by PacifiCorp in accordance with applicable United States law, except that such coverage shall be continued for 24 months after the Termination Date at the expense of PacifiCorp. The 24 months shall not postpone or extend the applicable period of coverage described in section 4980B(f) of the Internal Revenue Code.

10. Pension

10.1 Employee shall be paid benefits under the PacifiCorp Retirement Plan and the PacifiCorp K Plus Employee Savings and Stock Ownership Plan in accordance with the terms of the respective plans.

10.2 The Employee shall be paid benefits under the PacifiCorp Supplemental Executive Retirement Plan and the PacifiCorp Compensation Reduction Plan (collectively, the “Plans”) in accordance with the terms of the Plans. The obligations to pay pursuant to the Plans are obligations of PacifiCorp only and the Employee shall look only to PacifiCorp for payment and waives and releases each other Group Company (and all their current or former directors, officers, shareholders and employees) from all claims (whether contractual, statutory or otherwise (known or unknown)) with respect to the Plans. Employee’s benefits under the PacifiCorp Supplemental Executive Retirement Plan shall be paid as if a Change in Control (within the meaning of the Plan) had occurred on or before the Termination Date.

11. Bonus payments

11.1 In respect of the bonus year commencing on 1 April 2005 and ending on 31 March 2006 (the “2005/2006 bonus year”), PacifiCorp shall pay the Employee a bonus equal to 8/12 of the product of A percentage multiplied by $345,000.

11.2 PacifiCorp shall also pay Employee a bonus equal to the product of 50% multiplied by $345,000.

11.3 PacifiCorp shall also pay Employee an additional bonus equal to the product of 50% multiplied by $345,000.

11.4 For purposes of clause 11.1, A percentage shall be such percentage (subject to a maximum of 100%) as the Committee shall determine by reference to the performance of Scottish Power against its financial objectives for the 2005/2006 bonus year, such determination to be consistent with any determination made by Committee regarding the performance of Scottish Power against its financial objectives for the same period or periods in respect of other employees of Scottish Power whose status and seniority is broadly similar to the status and seniority of the Employee at the Termination Date. The payment of sums (if any) under clauses 11.1, 11.2 and 11.3 shall be made on the date (or dates) on which Scottish Power makes annual bonus payments in respect of the 2005/2006 bonus year to its other employees whose status and seniority is broadly similar to the status and seniority of the employee at termination date. The payment of the sums shall be conditional on the Employee having complied with his obligations under clauses 16, 17 and 18 in respect of the period prior to the payment date.

11.5 It is agreed that if there is a change of control of the PacifiCorp at any time during the 2005/2006 bonus year which results in: it being impossible or impractical to determine Scottish Power’s performance on the basis of the financial objectives originally set for the relevant year or in such objectives no longer being a fair or appropriate measure of Scottish Power’s performance for the relevant year having regard to the fact that PacifiCorp has become a controlled company of another group, Scottish Power shall ensure that an alternative bonus arrangement is put in place and that the determination of the Employee’s entitlement to a bonus payment under clause 11.1 is made under that alternative arrangement on a basis which is consistent with the determination of bonus payments to other employees of Scottish Power whose status and seniority is broadly similar to the status and seniority of the Employee at the Termination Date, save that if a new substitute bonus plan is put in place after a change of control of Scottish Power which applies to the senior management of Scottish Power the determination of the Employee’s entitlement to a bonus payment under clause 11.1 shall be made in accordance with that new plan.

12. Share Incentives

12.1 The Employee agrees that Annex 2 reflects his outstanding entitlements to Shares, awards and options as at the Termination Date under the Group’s employee share schemes and equity based compensation plans. In respect of the Employee’s entitlements set out in Annex 2:

(a)

Under the Scottish Power Executive Stock Option Plan, the options on 12,910 Shares of the 2003 grant are fully vested and exercisable in accordance with Plan terms at $24.40 per share. The options on 22,632 Shares of the 2004 grant are fully vested and exercisable at $28.72 per Share until November 15, 2006;

(b)	Scottish Power has recommended to the Committee that the Committee exercise its discretion to allow the Employee to exercise all outstanding awards under the Scottish

Power plc Long Term Incentive Plan at the time at which such awards would otherwise be exercisable under the plan had the Employee’s employment not terminated until the day after the last day of the current Performance Period (as defined in the plan rules) and subject to the achievement of performance targets, provided that the number of Shares in respect of which the Employee may exercise his awards shall be x/36 of the total number of Shares in respect of which an award becomes exercisable where x is the number of complete months (not exceeding 36) which have elapsed from the beginning of the Performance Period (as defined in the plan rules) applicable to the relevant award to the Termination Date and the remaining Shares shall lapse. Awards shall lapse to the extent not exercised in accordance with the rules of the plan. It is acknowledged that if there is a change of control of PacifiCorp the Remuneration Committee has a power under the rules of the plan to determine the extent to which the relevant performance conditions have been satisfied at the time of the change of control but that the application of the time pro-rating reduction mentioned in this paragraph (b) shall still apply to the Employee’s awards. Any determination by the Remuneration Committee of the extent to which the performance conditions applying to the Employee’s awards have been satisfied upon a change of control of PacifiCorp shall be made on a basis which is consistent with the Remuneration Committee’s determination in relation to awards held by other participants in the plan. If Employee must make an election or take any other affirmative action to exercise Employee’s awards, Employer or PacifiCorp shall notify Employee of the required action and applicable deadline(s) for taking such action not less than 20 days in advance of any deadline by which such action must be taken.

(c)	The vested options awarded to the Employee under the PacifiCorp Stock Incentive Plan with respect to 25,520 Shares are exercisable at a price of $41.38 per Share until November 14, 2008.

12.2 Exercise or release of the options and awards described above shall, in each case, be subject to the terms of the relevant plan or arrangement in respect of the manner of exercise or release, any restriction on exercise or release and compliance with applicable law concerning withholding for taxes.

13. Out–Placement

The Employee shall receive out-placement counselling services from a service provider reasonably acceptable to PacifiCorp not to exceed charges of $10,000 which will be paid to the service provider within 14 days after receipt by PacifiCorp of an invoice addressed to the Employee and marked payable by PacifiCorp. The Employee acknowledges that the value of the services are included in compensation and applicable withholding may be applied against any amounts payable to the Employee by PacifiCorp. If PacifiCorp is unable to withhold from amounts payable to the Employee on a timely basis, PacifiCorp may reduce the $10,000 allowance by the amount of the withholding.

14. Reference

PacifiCorp will respond to inquiries from prospective new employers in accordance with the terms of Annex 3. However, if any matter becomes known to the Employer or PacifiCorp after the date of this Agreement which would result in the statement about termination in Annex 3 being or becoming materially inaccurate or misleading, the Employer may cause or allow PacifiCorp to alter such response so that it is in the Employer’s or PacifiCorp’s reasonable opinion accurate in all material respects and not misleading and the Employee will be given notice of any changes that are made.

15. Set-off

For the avoidance of doubt, if any claims referred to in clause 2 of this Agreement have not been validly excluded by the provisions of this Agreement and if the Employee asserts any such claims and any court, agency, arbitrator or tribunal of competent jurisdiction shall find that the Employee is entitled to any remedy against the Employer or PacifiCorp, then (i) if a monetary award is made, the Employer, through PacifiCorp, will be entitled to set off the Termination Payment (and the monetary value of any benefits provided under this Agreement) against any such monetary award in diminution or total extinction thereof and the Employee will repay any balance which may remain after applying such set off to or at the direction of the Employer or (ii) if a non-monetary award is made, the Employee will repay the Termination Payment (and the monetary value of any benefits provided under this Agreement) to or at the direction of the Employer in full.

16. Non-disparagement

The Employee shall not make any derogatory or disparaging, untrue or misleading statement (verbally or in writing, whether directly or indirectly) to third parties about the Employer, any of its Group Companies or its or their products or services, officers, employees or shareholders and the Employer and PacifiCorp shall make reasonable endeavours to ensure that neither it, nor any Group Company and none of its or their officers or employees, shall make any such comments about the Employee. Subject to clause 14 the Employee and the Employer shall keep confidential and not disclose or reveal the terms of this Agreement to any person other than the Employee’s, the Employer’s, and PacifiCorp’s professional advisers, the Employer’s and Group Companies’ legal and management personnel, the HM Revenue & Customs, the Internal Revenue Service or any competent governmental agency or authority or otherwise as required by law and it is agreed that any public statements or announcements that will be made by either party concerning the termination of the Employee’s employment or the Employee’s resignation from office shall be in the form of and consistent with the statements made in Annex 4.

17. Confidentiality

Notwithstanding any other provision of this Agreement, the Employee will continue to abide by any duty not to use or disclose any confidential information or business secrets of the Employer or any of its Group Companies (whether set out in the Employee’s contract of employment, at law or otherwise) and the Employee confirms that he will abide by the confidentiality and nondisclosure provisions related to the Employment Agreement on such provisions shall continue to apply after the termination of the Employee’s employment with PacifiCorp until the Termination Payment and 2006/2007 bonus have been paid in full.

18. Restrictive Covenants

18.1   In consideration of the Termination Payment and the other benefits provided under this Agreement, the Employee covenants with the Employer (for itself and as trustee and agent for each other Group Company) that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

(a)

for the period of 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Employer or any Group Company, any person, firm, company or other entity who is or was, in the period of 24 months immediately prior to the Termination Date, a client (of the Employer or any Group Company) with whom the Employee had business dealings at any time during the course of his employment in that period;

(b)

for the period of 12 months following the Termination Date, have any business dealings with any person, firm, company or other entity who is or was, in the period of 24 months immediately prior to the Termination Date, a client (of the Employer or any Group Company) with whom the Employee had business dealings during the course of his employment in that period. Nothing in this clause 18(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Employer or any Group Company;

(c)

for the period of 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away, any individual who is employed or engaged by the Employer or any Group Company as a director or in a managerial capacity, and with whom the Employee had any business dealings at any time during the course of his employment in the period of 24 months immediately prior to the Termination Date;

(d)

for the period of 12 months following the Termination Date, carry on, set-up, be employed, engaged or interested in a business anywhere in Scotland, England, Wales, Northern Ireland and the Isle of Man which is or is about to be in competition with the business of the Employer or any Group Company as of the Termination Date, including (but not limited to) the businesses of the companies listed in Annex 3 or such other companies which carry on or are about to carry on such business at the Termination Date. For avoidance of doubt, Employee shall not be considered to be in breach of this clause 18.1 or of the Confidentiality, Non-Competition and Non-Solicitation Agreement that is Attachment 1 to his Employment Agreement by reason of becoming employed by or providing services in the capacity of a consultant or independent contractor to PPM Energy, Inc.

The provisions of clause 18(d)) shall not at any time following the Termination Date prevent the Employee from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not of direct or indirect competition with the business of the Employer or any Group Company.

18.2 The Employee will at the request and expense of the Employer or PacifiCorp enter into a separate agreement with any Group Company that the Employer may require under the terms of which he will agree to be bound by restrictions corresponding to those contained in clause 18(a) to 18(d) inclusive (or such as may be appropriate in the circumstances).

18.3 Nothing in this Section 18.3 is intended to diminish or supersede Employee’s continuing obligations under the Confidentiality, Non-Competition and Non-Solicitation Agreement that is Attachment 1 to Executive’s Employment Agreement which Employee acknowledges and agrees remain in full force and effect.

18.4 If upon a change of control of PacifiCorp at any time during the period of 12 months following the Termination Date the employment of the Remaining Directors is terminated, the Employee shall be treated as being bound by the obligations in clause 18.1 only to the extent that and on the same terms as the Remaining Directors are bound by similar obligations and the provisions of clause 18.1 as they shall apply to the Employee shall be deemed to have been varied accordingly.

19. Resignation from directorships

The Employee agrees to resign without any claim for compensation from his directorship of PacifiCorp by delivering a letter of resignation substantially in the terms of the Annex 6 addressed to the directors of each company listed in Annex 7.

20. Return of property

Except as otherwise agreed in writing between the parties, on or before the Termination Date, the Employee shall return to PacifiCorp’s premises all books, documents, papers (including copies and computer listings), company credit and charge cards, videos, materials, computer equipment, discs, tapes, swipe cards, keys or other property of the Employer or other Group Company in the Employee’s possession or under his control of or relating to the businesses of the Employer or any of its Group Companies, or those of its or their customers, clients or suppliers.

21. Assistance in litigation

Employee agrees to provide reasonable assistance in any litigation or legal claims involving Employer or any Group Company in which his knowledge or testimony may be reasonably necessary to assist the Employer or Group Company member in its defense of such claim or litigation. Such assistance will be provided by Employee without additional compensation during any period in which he is receiving any pay or benefits under this Agreement except benefits described in clause 10 shall not be considered. During other times, PacifiCorp will pay the Employee for such assistance at a per diem rate that is consistent with the Employee’s base salary at the time of termination. PacifiCorp will reimburse the Employee for reasonable expenses incidental to his assistance approved in advance by PacifiCorp and will reasonably accommodate the Employee’s scheduling needs, including any employment obligations he may have.

22. Payment of legal expenses

PacifiCorp shall pay the Employee’s reasonable legal expenses incurred in connection with the execution of this Agreement up to a maximum of $5,500, upon submission of an invoice from the Employee’s legal advisers, addressed to the Employee but marked payable by PacifiCorp. The Employee acknowledges that the value of the expenses are included in compensation and applicable withholding may be applied against any amounts payable to the Employee by PacifiCorp. If PacifiCorp is unable to withhold from amounts payable to the Employee on a timely basis, PacifiCorp may reduce the $5,500 allowance by the amount of the withholding.

23. Status of the Agreement

The terms of this Agreement will cease to be “without prejudice” and “subject to contract” upon receipt by the Employer of this Agreement signed by the Employee, at which time the contract will be binding and in effect. This Agreement shall be binding upon Employer, PacifiCorp and their respective successors and assigns. Employer hereby guarantees the prompt payment when due of the payment obligations of PacifiCorp under this Agreement, except as provided in Clause 10.2.

24. Governing law and jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the United States and of Oregon. Any claims arising pursuant to the Release of Claims Part I and Part II, shall be resolved exclusively by binding arbitration as provided in Paragraph 10 of the Employment Agreement.

EMPLOYEE:		PACIFICORP:
Signed	/s/ Michael J. Pittman	Signed	/s/ Andrew P. Haller
(Employee)
Date	09/25/05	Date	10/04/05
in the presence of:		in the presence of:
Signed	/s/ Darcy Norville	Signed	/s/ Tia Hughes
	(Witness)		(Witness)
Name	Darcy Norville	Name	Tia Hughes

Address	888 SW 5th Ave. Suite 1600 Portland, OR 97204	Address	825 NE Multnomah, Ste. 2000 Portland, OR 97232
Date	09/25/05	Date	10/04/05
EMPLOYER:
PacifiCorp Holdings, Inc.
Signed	R. James Stanley
(For and on behalf of the Employer)
Date	10/03/05
in the presence of
Signed	/s/ Charles Reynard
(Witness)
Name	Charles Reynard

Address	Scottish Power plc Atlantic Quay Glasgow
Date	10/03/05

ANNEX 1

SCHEDULE OF AMOUNTS COMPRISED IN THE

TERMINATION PAYMENT AND OTHER AMOUNTS

Termination Payment Amount (Payable under Clause 4)

Base Salary (24 months, annualized)	$690,000
Vehicle Allowance (24 months, annualized)	18,000

Total	$708,000

Bonus (Clause 11) – Supersedes All Prior Agreements and Plans Concerning Bonus and Severance Payments

8/12 x A percentage x $345,000

50% x $345,000

50% x $345,000

A percentage to be determined pursuant to annual incentive payment procedures

Services Allowance – Supersedes All Prior Agreements Concerning Like Amounts

Outplacement (Clause 13)	Not to exceed $10,000
Legal services (Clause 22)	Not to exceed $5,500

Healthcare (Clause 9.2) – Supersedes All Prior Agreements

Entitlement to 24 months healthcare coverage at the expense of PacifiCorp.

Retirement (Clause 10)

PacifiCorp Retirement Plan

PacifiCorp K Plus Employee Savings and Stock Ownership Plan

PacifiCorp Supplemental Executive Retirement Plan

PacifiCorp Compensation Reduction Plan

Equity Compensation (Clause 12) – Description of Status, not Additional Grants or Awards

Scottish Power Executive Stock Option Plan: Options for 12,910 shares exercisable at $24.40 per Share. Options for 22,632 Shares exercisable at $28.72 per Share.

PacifiCorp Stock Incentive Plan: Options for 25,520 Shares exercisable at $41.38 per Share.

Scottish Power plc Long Term Incentive Plan: Subject to determination of percentage of Shares actually awarded and proration to Termination Date.

ANNEX 2

SCHEDULE OF SHARE AWARD AND OPTION ENTITLEMENTS WITH

GRANT DATES TO BE ADDED

Scottish Power Executive Stock Option Plan

No. of Shares Subject to Option	Grant Date	Exercise Price per Share	Expiration

12,910	2003	$24.40	November 15, 2006
22,632	2004	$28.72	November 15, 2006

PacifiCorp Stock Incentive Plan

Options for 25,520 Shares at exercise price of $41.38 per Share.

Options expire November 15, 2008.

Scottish Power plc Long Term Incentive Plan

Performance Period Ending	Maximum Number of Shares	Exercise Fraction

March 31, 2006	7849	31/36
March 31, 2007	6904	19/36
March 31, 2008	5490	7/36

Remuneration Committee will determine the percentage of the Maximum Number of Shares that will become subject to exercise, subject to proration. The Employee will be entitled to exercise x/36 of the number of shares that are subject to proration, where x is the number of complete calendar months of the Performance Period that have elapsed as of the Termination Date.

ANNEX 3

Any inquiry from a prospective employer or request for references will be forwarded to one or more of the following persons for oral response: Terry Hudgens; Judi Johansen; Ian Russell. No other person will respond without prior approval of Employee.

Any response concerning termination of employment will inform that termination was not precipitated by and did not involve issues of performance of duties or implications of wrongdoing.

Employee must sign PacifiCorp’s standard form of Authorization of Release of Information before any response will be given.

ANNEX 4

The Company announces the resignation of [               ] as executive director of the [                                                            ] of Scottish Power with effect from today.

[ ] has been an Executive Director of Scottish Power since [date].

Following its decision to sell PacifiCorp the Company has undertaken a review of its operating structure and functions and has announced a significant corporate restructuring. This restructuring will lead to a number of changes to the Board and senior management. [                              ] role as head of the [                              ] will cease to exist.

Charles Miller Smith, Chairman of ScottishPower, said:

“We would like to thank [                              ] for his contribution to the Company and for [specific achievements]. We are grateful for all he has done since he became director of the [                              ] in [                              ]. We wish [                              ] well for the future.”

Commenting on his resignation, [	] said:

“It is with regret that I leave Scottish Power at this time but in light of our strategic decision to sell PacifiCorp and to change the shape and scale of the group, which I fully support, there is no longer an obvious need for my role and skills. I have enjoyed my time at the company, and I wish it well in the future.”

Ian Russell, Chief Executive of ScottishPower commented:

“I want to thank [                ] for [specifics]. We believe that the structural and organisational changes that we will be embarking on during this next year are necessary to enable the Company to focus on the continued growth and development of its UK operations and continued growth of PPM Energy in the US. The Board and I are conscious of the impact these changes will have on many colleagues including [                ] but we believe that it is the right way forward for the Company.”

ANNEX 5

British Energy plc

Berkshire Hathaway Inc.

MidAmerican Energy Holdings Company

Centrica plc

Innogy plc

Powergen plc

National Grid Transco

Scottish & Southern Energy plc

Electricite De France

Endesa

Ente Nazionale per l’Energia Elettrica SpA (ENEL)

E.On Energie AG

Iberdola

RWE

Aquila

Duke Energy

Portland General Electric

Southern Company

Texas Utilities

Xcel

ANNEX 6

RESIGNATION AS A DIRECTOR

[Date]

The Directors of PacifiCorp

825 NE Multnomah

Portland, OR 97232

Gentlemen

I hereby resign as a Director of PacifiCorp (the Company) effective September 7, 2005 and confirm that I have no claim against the Company for any compensation in relation to my resignation nor any other claim against the Company.

Very truly yours,

Michael J. Pittman

ANNEX 7

PacifiCorp	825 NE Multnomah Portland, OR 97232

ANNEX 8 – NOTICE TO EMPLOYEE

Additional Information: To the extent that Employee’s termination of employment may constitute a “group” termination, we may be required to provide you with certain information including: (1) the job titles and ages of employees eligible or selected for the program; and (2) the ages of employees either not eligible or not selected. This information is set forth below:

JOB TITLES AND AGES OF OTHERS

SELECTED TO RECEIVE SEVERANCE:

Executive Director – Scottish Power PLC, for UK Unregulated Business. Age 53

Executive Director – Scottish Power PLC, for Regulated Business. Age 45

Group Communication Director. Age 46

JOB TITLES AND AGES OF OTHERS

NOT SELECTED TO RECEIVE SEVERANCE

No employees within the same decisional unit as Employee were selected for termination and not offered severance.